EXHIBIT 99



For Immediate Release

Greg Manning Auctions Announces Record Third Quarter for Fiscal 2004 Aggregate Sales $80.9 Million, Up 158% - Revenue $64.5 Million, Up 143% - Net Profit $6.5 Million, Up 215%

West Caldwell, New Jersey - May 6, 2004 - Greg Manning Auctions, Inc. (NASDAQ:GMAI) announced today that the company's financial results for the third quarter of fiscal 2004 exceeded forecasts and set records for GMAI's performance. For the quarter ending March 31, 2004, aggregate sales rose 158% to $80.9 million from $31.3 million for the third quarter of fiscal 2003. Revenue was also up sharply, rising 143% to $64.5 million from $26.6 million for last year's comparable period; and net profit increased 215% to $6.5 million from the $2.1 million posted for the same quarter last year. Earnings per share on a fully diluted basis were $0.23 compared to $0.16 in the previous year's third quarter. EBITDA earnings on a fully diluted basis for the fiscal third quarter were $0.32 per share, versus $0.19 for the prior year's third quarter.

First Vice Chairman, CEO and President Greg Manning stated, "Our third quarter results greatly exceeded our in-house forecasts, as the companies we recently acquired performed well above expectations and the collectibles marketplace continued to reflect the strong demand, on a worldwide basis, for rare coins and stamps. In addition, results from our European operations were buoyed by increased sales to Afinsa Bienes Tangibles, S.A. of Madrid, our majority shareholder, under our sole source contracts to supply Afinsa with quality collectibles. For the third quarter, the Afinsa contract sales totaled $34.9 million.

"During the fourth quarter, we will have a number of important auction sales in our coin and stamp companies in Hong Kong, Europe and North America. While it is still too early to provide specific guidance for the quarter, we are currently reviewing our estimates for the year and, based on our strong results to date and our schedule of approximately 43 auction sales, we expect to revise our guidance upward in mid-June."

For the first nine months of fiscal 2004, GMAI's aggregate sales totaled $181.8 million, up 116% from $84 million for last year's same period; revenue for the current period increased 113% to $152.2 million from $71.4 million for the first nine months of fiscal 2003. Net profit rose to $13 million for the nine months of fiscal 2004, up from $764,000 for last year's same period. EBIDTA reached $19.4 million against $1.8 million for the same period last year. Net profit per fully diluted share for the first nine months of fiscal 2004 totaled $0.52 versus $0.06 per share in fiscal 2003. EBITDA earnings per fully diluted share reached $0.78 against $0.14 for the year ago period. (See the attached table for an EBITDA reconciliation schedule.)

About Greg Manning Auctions, Inc.
About Greg Manning Auctions, Inc. Greg Manning Auctions, Inc. is a global collectibles merchant and auction house network, with operations in North America, Europe and Asia and on the Internet. This network was created in September 2003 when GMAI and Auctentia, S.L. effectively integrated their auction businesses, creating a GMAI-AUCTENTIA global collectibles auction network.

In North America, GMAI is a leading traditional and e-commerce - Internet, interactive telephone, and Internet and live simulcast - auctioneer and merchant/dealer of collectibles. Coins, stamps and sports cards are offered at www.gregmanning.com and www.teletrade.com. Its operations include the Greg Manning Auctions division, Ivy & Mader Philatelic Auctions, Greg Manning Galleries, Spectrum Numismatics, Teletrade, Nutmeg Stamp Sales, Superior Sports Auctions, Bowers & Merena Galleries and Kingswood Coin Auctions.

In Europe, the leading auction houses affiliated with the network are Auctentia Subastas of Madrid, Spain (operating under the name "Afinsa Auctions"); Corinphila Auktionen of Zurich, Switzerland (65% owned by GMAI); and the Koehler group of auction companies of Berlin (66.67% owned by GMAI) and Wiesbaden, Germany. GMAI also owns GMAI Auctentia Central de Compras (CdC) of Madrid, Spain, which is engaged in the sale, marketing and production of owned and third-party collectibles, with an emphasis on specialized philatelic material. Both GMAI and CdC currently act as exclusive supplier of collectibles - primarily stamps and coins - on a worldwide basis to Afinsa Bienes Tangible, S.A. of Madrid, Spain, one of the world leaders in marketing tangible investment products.

Statements in this press release that relate to future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Factors that may cause such differences include changes in market conditions, changes in economic environment, competitive factors and the other factors discussed in the "forward-looking information" or "risk factors" sections included in GMAI's filings with the Securities and Exchange Commission, including GMAI's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, prospectuses and other documents that GMAI has filed with the Commission.


Contact: Greg Manning Auctions, West Caldwell, NJ
Larry Crawford, 973-882-0004
or
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777

                                           GREG MANNING AUCTIONS, INC.

                                      Consolidated Statements of Operations
                                  For the Three and Nine Months Ended March 31,
                                       (thousands except per share data)
                                                  (Unaudited)

                                                      Three Months                   Nine  Months
                                                      Ended March 31,                Ended March 31,
                                                  2003            2004            2003           2004
                                                --------        --------        --------        ------
Aggregate Sales                                 $ 31,350        $ 80,882        $ 84,005       $ 181,836

Operating Revenues
Sales of inventory                              $ 25,619        $ 25,977        $ 68,446          78,385
Sales of inventory -
    related party                               --                34,883        --                65,528
Commissions earned                                   976           3,645           2,918           8,294
                                                --------        --------        --------        --------
    Total Revenues                                26,595          64,505          71,364         152,207

Cost of merchandise
sold                                              23,386          47,504          63,255         114,353
                                                --------        --------        --------        --------
   Gross profit                                    3,209          17,001           8,109          37,854

Operating Expenses
General and Administrative                         1,220           4,681           3,773           9,302
   Salaries and Wages                              1,232           2,479           3,547           7,175
   Depreciation and
    Amortization                                     121             224             365             594
   Marketing                                         435             670           1,146           1,610
                                                --------        --------        --------        --------
   Total Operating Expenses                        3,008           8,054           8,831          18,681
                                                --------        --------        --------        --------
    Operating Income (Loss)                          201           8,947            (722)         19,173
                                                --------        --------        --------        --------

 Other Income (expense)                         --                    (8)       --                    15
 Interest Income                                      48              80             115             165
 Interest Expense                                   (213)           (213)           (664)           (590)
 Impairment of investment in
  investee                                                                                          (500)

 Gain from sale of investee-
  related party                                    2,035                           2,035
                                                --------        --------         --------      ---------
   Income (Loss) before income
    taxes                                          2,071           8,806             764          18,161
 Provision for income taxes                     --                 2,287        --                 5,231
                                                --------        --------        --------       ---------
 Net Income (Loss)                              $  2,071        $  6,519        $    764       $  13,032
                                                ========        ========        ========       =========

EBITDA                                          $  2,405        $  9,243        $  1,793       $  19,447
                                                ========        ========        ========       =========

                                                      Three Months                   Nine  Months
                                                      Ended March 31,                Ended March 31,
                                                  2003            2004            2003           2004
                                                --------        --------        --------       --------
Earnings per Share Schedule
---------------------------
 Net Income (Loss)                              $  2,071        $  6,519        $    764       $  13,032
                                                ========        ========        ========       =========

                                                ========        ========        ========       =========
EBITDA                                          $  2,405        $  9,243        $  1,793       $  19,447
                                                ========        ========        ========       =========

 Basic Earnings (Loss) per
  Share
   Weighted average shares
    outstanding                                   12,704          26,492          12,704          22,997
                                                ========        ========        ========        ========
   Basic Earnings (Loss) per
   share                                        $   0.16        $   0.25        $   0.06       $    0.57
                                                ========        ========        ========       =========
      EBITDA Earnings (Loss)
       per share                                $   0.19        $   0.35        $   0.14       $    0.85
                                                ========        ========        ========       =========



 Diluted Earnings (Loss) per
  Share
   Weighted average shares
    outstanding                                   12,818          28,808          12,758          24,957
                                                ========        ========        ========       =========
   Diluted Earnings (Loss) per
    Share                                       $   0.16        $   0.23        $   0.06       $    0.52
                                                ========        ========        ========       =========
      EBITDA Earnings (Loss)
       per share                                $   0.19        $   0.32        $   0.14       $    0.78
                                                ========        ========        ========       =========

EBITDA  Reconciliation Schedule
-------------------------------

                                                      Three Months                   Nine  Months
                                                      Ended March 31,                Ended March 31,
                                                  2003            2004            2003           2004
                                                --------        --------        --------       --------

 Net Income (Loss):                             $  2,071        $  6,519        $    764       $  13,032
      Plus:
     Interest expense                                213             213             664             590
     Provision for income
     taxes                                           -             2,287               -           5,231
     Depreciation                                    121             224             365             594
                                                --------        --------        --------       ---------
EBITDA                                          $  2,405        $  9,243        $  1,793       $  19,447
                                                ========        ========        ========       =========